Exhibit 10.1

Cascade Microtech, Inc.

2013 Employee Incentive Plan

Overview:

The objective of the Cascade Microtech, Inc. 2013 Employee Incentive Plan (“the Plan”) is to motivate and reward performing employees of Cascade Microtech, Inc. and its wholly-owned subsidiaries (the “Company”) for their contributions to the Company’s success by aligning the goals of each employee with those of the Company.

Effective Date:

This Plan is effective as of January 1, 2013. This Plan replaces or supersedes all previous Cascade Incentive Plan (“CIP”) documents and plan descriptions, under which employees were previously eligible.

Definitions:

“Compensation” means wages paid to an employee exclusive of allowances, discretionary bonuses and service or recognition awards; in compliance and consistent with the regulations and regular business practices in each location where Company does business as determined by the Plan Administrator.

“Executive” means the Chief Executive Officer (“CEO”) and each Vice President who reports directly to the CEO.

“EMT” means executive management team.

“MDCC” means the Management Development and Compensation Committee of the Company’s Board of Directors.

“Function or Group” means any one of the following (1) Finance/IT/Legal, (2) Human Resources, (3) Administrative Staff, (4) Sales Support, (5) Operations, (6) Marketing and (7) Engineering or any other groups as determined by the Plan Administrator.

“Plan Administrator” means the MDCC or the person(s) appointed by the MDCC, the CEO or the VP of HR who are responsible for carrying out the terms of this Plan.

Eligibility:

Each Company employee is eligible to participate in the Plan if the employee meets all of the criteria listed below:

•	Is an active, regular, full-time or part time employee of the Company during the Incentive Period (as defined below).

•	Is on the Company’s payroll on the date of the incentive payment(s).

•	Is meeting performance expectations.

•	Is not participating in the sales plan or other incentive plan.

Incentive Periods:

There are two incentive periods each year: (1) January 1 through June 30, and (2) July 1 through December 31 (each, an “Incentive Period”).

Target Incentive:

The annual target incentive (“Annual Target Incentive”) is a percentage of each eligible employee’s Compensation, based on their salary grade or equivalent. The target incentive percentage for each salary grade or equivalent will be determined by management and will be communicated to each individual.

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Performance Criteria and Metrics:

The Plan is designed to motivate and reward two types of performance: (1) financial performance and (2) team performance. The financial goal for each Incentive Period will be a Revenue target set by the Board. The Team Performance Goals are quantifiable performance objectives for each Function. The payouts for each Incentive Period will be determined based on the level of achievement of the performance targets established for that Incentive Period.

Incentive Award Determination:

For each Incentive Period, the incentive award will be based on the level of achievement of the Revenue Target. Achievement of Team Performance Goals may increase the total incentive payout by up to 10%.

Revenue Target:

Any payout on the Revenue Target is contingent upon achieving at least a threshold of 80% the applicable target. If the Revenue Target threshold is achieved, the payout will be an agreed upon amount of the total possible payout for the Incentive Period. The payout increases linearly at an agreed upon rate until the Revenue Target is achieved. For revenue levels in excess of the Revenue Target the payout increases linearly at a faster rate. There is a 200% cap on possible payout.

Team Performance Goals:

Completion or achievement of Team Performance Goals will be evaluated at the end of each Incentive Period. Accomplishment will be scaled from 1 to 10 with 10 being the best score. Based on the rating, the corresponding percentage will be applied to the earned incentive and added to the payout.

Timing:

Any incentive payable under the Plan shall be paid as soon as administratively practicable following the date of the public earnings release.

Funding of Incentive Pool:

In order to ensure that the cash awards are balanced between Company and shareholder needs, the Board approves a minimum annual operating profit threshold for the incentive period. The operating profit threshold must be achieved before there can be an incentive payout. In calculating whether the threshold is met, the financial impact from M&A or divestiture activity may be removed from all calculations. Other changes may be made for significant one-time adjustment. Once the threshold has been reached, the funding increases linearly at an agreed upon rate. For operating profits in excess of the target, the funding increases linearly at a faster rate

Administrative Discretion:

Notwithstanding the foregoing, incentives will be paid at the sole discretion of the Company. The amount of an award for non-Executive employees is at the discretion of the CEO. The CEO has authority to increase, decrease or eliminate any incentive award to non-Executive employees under the Plan. The MDCC and Board retain the right to amend any incentive awards as deemed necessary. The previous timing or payment of incentives does not dictate timing of future incentive periods, nor guarantee payment of future incentives or compensation of any kind.

Pro-Rated Awards:

For employees hired after the beginning of an Incentive Period, awards, if any, will be pro-rated based on the date of hire.

Leaves of Absence:

Employees who are on an approved leave of absence during an Incentive Period may be eligible for a pro-rated incentive amount provided they have been actively employed during the period, have received an acceptable performance rating, the pool has funded, and the employee is an active employee of the Company when incentives are paid.

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Promotions/Transfers:

If any employee transfers from one position to another position (with a higher, lower, or same target incentive), or to another Functional Group during an Incentive Period, the incentive amount will be apportioned based on the amount of time spent at each incentive target or with each group.

Termination of Employment:

An employee who ceases employment with the Company for any reason prior to the last day of an Incentive Period ceases to be an eligible employee in this Plan and is not eligible for any payments. In addition, an employee who ceases employment with the Company for any reason prior to the date incentives are paid will not be eligible for any payments.

An employee’s employment ceases as of the date he/she is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates. The employee’s eligibility under the Plan will terminate on that date and will not be extended by any notice period (e.g., the employment period would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the employee is employed or the terms of the Participant’s employment agreement); the Plan Administrators shall have the exclusive discretion to determine when the employee is no longer employed for purposes of the incentive award.

Tax Withholding:

The Company shall deduct or withhold amounts for applicable Country, Federal, State, local, employment and other taxes or amounts required to be withheld with respect to any payment under the Plan.

Administration:

The Plan Administrators shall have complete discretion and authority to administer the Plan. The Plan Administrators may delegate the administration of the Plan to such persons as deemed appropriate. Any determination, decision or action of the Plan Administrators or any delegate in connection with the administration or application of the Plan shall be final.

Modification, Interpretation, and/or Termination of the Plan:

The Company reserves the right to modify or terminate the Plan at its sole discretion, at any time, with or without written notification.

At Will:

The existence of, or an employee’s eligibility to participate in, this Plan shall not be deemed to give the employee any unique or additional right to be retained in the employ of the Company and shall not change employees’ employment status.

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